Filed Pursuant to Rule 424(b)(3)
Registration No. 333-277832

PROSPECTUS

Up to 11,288,122 shares of Common Stock underlying the Common Warrants

Applied DNA Sciences, Inc.

This prospectus relates to the resale from time to time, by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under the caption “Selling Stockholders,” of up to 11,288,122 shares of common stock, par value $0.001 per share (the “Common Stock”), which the selling stockholders may acquire upon the exercise of outstanding warrants (the “Common Warrants”).

We issued the Common Warrants to the Selling Stockholders in a private placement concurrent with a registered direct offering (the “Offering”) of 3,228,056 shares of Common Stock and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 2,416,005 shares of Common Stock. Each Common Warrant will have an exercise price of $0.609 per share of Common Stock and will become exercisable upon Shareholder Approval. “Shareholder Approval” means the first trading day after the filing of a Form 8-K disclosing the approval pursuant to the applicable rules and regulations of The Nasdaq Capital Market (“Nasdaq”) from the shareholders of the Company with respect to the issuance of all of the shares underlying the Common Warrants and the reduction in exercise price and extension of expiration dates of the Warrants described in “Warrant Repricing” beginning on page 16. The Common Warrants will expire on the five-year anniversary of Shareholder Approval.

The closing of the issuance and sale of the Common Warrants, Common Stock and Pre-Funded Warrants was consummated on February 2, 2024.

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the Common Stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Common Warrants. See “Use of Proceeds” beginning on page 14 and “Plan of Distribution” beginning on page 18 of this prospectus for more information.

Our Common Stock is listed on Nasdaq under the symbol “APDN.” On March 19, 2024, the last reported sale price of our Common Stock was $0.45 per share.

We are a “smaller reporting company,” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is March 20, 2024.

TABLE OF CONTENTS

Prospectus

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ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, or in a related free writing prospectus, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any related free writing prospectus is delivered or securities are sold on a later date.

We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you carefully read this summary, to fully understand our Company and this offering and its consequences to you, you should read this entire prospectus and any related free writing prospectus authorized by us, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 8, and any related free writing prospectus, as well as the other documents that we incorporate by reference into this prospectus, including our financial statements and the notes to those financial statements, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended September 30, 2023, filed December 7, 2023, as amended on January 26, 2024, and our Quarterly Report on Form 10-Q for the three month period ended December 31, 2023, filed on February 8, 2024. Please read “Where You Can Find More Information” on page 24 of this prospectus.

In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or “the Company” refer to Applied DNA Sciences, Inc., a Delaware corporation and its consolidated subsidiaries. Our trademarks currently used in the United States include Applied DNA Sciences®, SigNature® molecular tags, SigNature® T molecular tags, fiberTyping®, SigNify®, Beacon®, CertainT®, Linea™ DNA, Linea™ RNAP, Linea™ COVID-19 Diagnostic Assay Kit, safeCircle® COVID-19 testing and TR8TM pharmacogenetic testing. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included in this prospectus are the property of the respective owners.

Overview

Applied DNA Sciences, Inc.

Company Overview

We are a biotechnology company developing and commercializing technologies to produce and detect deoxyribonucleic acid (“DNA”) and ribonucleic acid (“RNA”). Using polymerase chain reaction (“PCR”) to enable the production and detection of DNA and RNA, we currently operate in three primary business markets: (i) the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics (including biologics and drugs) and, through our recent acquisition of Spindle Biotech, Inc. (“Spindle”), the development and sale of a proprietary RNA polymerase (“RNAP”) for use in the production of messenger RNA (“mRNA”) therapeutics (“Therapeutic DNA Production Services”); (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services (“MDx Testing Services”); and (iii) the manufacture and detection of DNA for industrial supply chain security services (“DNA Tagging and Security Products and Services”).

Our current growth strategy is to primarily focus our resources on the further development, commercialization, and customer adoption of our Therapeutic DNA Production Services, including the expansion of our contract development and manufacturing operation (“CDMO”) for the manufacture of synthetic DNA for use in the production of nucleic acid-based therapies, and to further expand and commercialize our MDx Testing Services through genetic testing.

We will continue to update our business strategy and monitor the use of our resources regarding our various business markets. In addition, we expect that based on available opportunities and our beliefs regarding future opportunities, we will continue to modify and refine our business strategy.

Therapeutic DNA Production Services

Through LRx we are developing and commercializing our Linea DNA and Linea IVT platforms.

Linea DNA Platform

Our Linea DNA platform is our core enabling technology, and enables the rapid, efficient, and large-scale cell-free manufacture of high-fidelity DNA sequences for use in the manufacturing of a broad range of nucleic acid-based therapeutics. The Linea DNA platform enzymatically produces a linear form of DNA we call “LineaDNA” that is an alternative to plasmid-based DNA manufacturing technologies that have supplied the DNA used in biotherapeutics for the past 40 years.

As of the fourth quarter of calendar year 2023, there were 3,951 gene, cell and RNA therapies in development from preclinical through pre-registration stages, almost all of which use DNA in their manufacturing process. (Source: ASGCT Gene, Cell & RNA Therapy Landscape: Q4 2023 Quarterly Report). Due to what we believe are the Linea DNA platform’s numerous advantages over legacy nucleic acid-based therapeutic manufacturing platforms, we believe this large number of therapies under development represents a substantial market opportunity for the Linea DNA platform to supplant legacy manufacturing methods in the manufacture of nucleic acid-based therapies.

We believe our Linea DNA platform holds several important advantages over existing cell-based plasmid DNA manufacturing platforms. Plasmid-based DNA manufacturing is based on the complex, costly and time-consuming biological process of amplifying DNA in living bacterial cells. Once amplified, the DNA must be separated from the living cells and other process contaminants via multiple rounds of purification, adding further complexity and costs. Unlike plasmid-based DNA manufacturing, the Linea DNA platform does not require living cells and instead amplifies DNA via the enzymatic process of PCR. The Linea DNA platform is simple and can rapidly produce very large quantities of DNA without the need for complex purification steps.

We believe the key advantages of the Linea DNA platform include:

●	Speed – Production of Linea DNA can be measured in terms of hours, not days and weeks as is the case with plasmid-based DNA manufacturing platforms.

●	Scalability – Linea DNA production takes place on efficient bench-top instruments, allowing for rapid scalability in a minimal footprint.

●	Purity – DNA produced via PCR is pure, resulting in only large quantities of only the target DNA sequence. Unwanted DNA sequences such as the plasmid backbone and antibiotic resistance genes, inherent to plasmid DNA, are not present in Linea DNA.

●	Simplicity – The production of Linea DNA is streamlined relative to plasmid-based DNA production. Linea DNA requires only four primary ingredients, does not require living cells or complex fermentation systems and does not require multiple rounds of purification.

●	Flexibility – DNA produced via the Linea DNA platform can be easily chemically modified to suit specific customer applications. In addition, the Linea DNA platform can produce a wide range of complex DNA sequences that are difficult to produce via plasmid-based DNA production platforms. These complex sequences include inverted terminal repeats (“ITRs”) and long homopolymers such as polyadenylation sequences (poly (A) tail) important for gene therapy and mRNA therapies, respectively.

Preclinical studies conducted by the Company have shown that Linea DNA is substitutable for plasmid DNA in numerous nucleic acid-based therapies, including:

●	DNA vaccines;

●	DNA templates to produce RNA, including mRNA therapeutics; and

●	adoptive cell therapy (CAR-T) manufacturing.

Further, we believe that Linea DNA is also substitutable for plasmid DNA in the following nucleic acid-based therapies:

●	viral vector manufacturing for in vivo and ex vivo gene editing;

●	clustered regularly interspaced short palindromic repeats (“CRISPR”)-mediated gene therapy; and

●	non-viral gene therapy.

Linea IVT Platform

The number of mRNA therapies under development is growing at a rapid rate, thanks in part to the success of the mRNA COVID-19 vaccines. mRNA therapeutics are produced via a process called in vitro transcription (“IVT”) that requires DNA as a starting material. As of the 4th quarter of calendar 2023, there were almost 425 mRNA therapies under development, with the large majority of these therapies (67%) in the preclinical stage (Source: ASGCT Gene, Cell & RNA Therapy Landscape: Q4 2023 Quarterly Report). The Company believes that the mRNA market is in a nascent stage that represents a large growth opportunity for the Company via the production  and supply of DNA critical starting materials and RNAP to produce mRNA therapies.

In August 2022, the Company launched DNA IVT templates manufactured via its Linea DNA platform and has since secured proof of concept contracts with numerous mRNA manufacturing customers. In response to this demand, the continued growth of the mRNA therapeutic market, and the unique abilities of the Linea DNA platform, the Company acquired Spindle in July 2023 to potentially increase its mRNA-related total addressable market (“TAM”).

Through our acquisition of Spindle, we recently launched our Linea IVT platform, which combines Spindle’s proprietary high-performance RNAP, now marketed by the Company as Linea RNAP, with our enzymatically produced Linea DNA IVT templates. We believe the Linea IVT platform enables our customers to make better mRNA, faster. Based on data generated by the Company, we believe the integrated Linea IVT platform offers the following advantages over conventional mRNA production to therapy developers and manufacturers:

●	The prevention or reduction of double stranded RNA (“dsRNA”) contamination resulting in higher target mRNA yields with the potential to reduce downstream processing steps. dsRNA is a problematic immunogenic byproduct produced during conventional mRNA manufacture;

●	delivery of IVT templates in as little as 14 days for milligram scale and 30 days for gram scale; and

●	reduced mRNA manufacturing complexities.

According to the Company’s internal modeling, the ability to sell both Linea DNA IVT templates and Linea RNAP under the Linea IVT platform potentially increases the Company’s mRNA-related TAM by approximately 3x as compared to selling Linea DNA IVT templates alone, while also providing a more competitive offering to the mRNA manufacturing market. Currently, Linea RNAP is produced for the Company by a third-party CDMO located in the United States.

Manufacturing Scale-up

The Company plans to offer several quality grades of Linea DNA, each of which will have different permitted uses.

Quality Grade	Permitted Use	Company Status
GLP	Research and pre-clinical discovery	Currently available
GMP for Starting Materials	DNA critical starting materials for the production of mRNA therapies	Planned availability first half of CY2024
GMP	DNA biologic, drug substance and/or drug product	Planned availability first half of CY 2025 (1)

(1) Dependent on the availability of future financing.

The Company currently manufactures Linea DNA pursuant to Good Laboratory Practices (“GLP”) and, is creating a fit for purpose manufacturing facility within our current Stony Brook, NY laboratory space capable of producing Linea DNA IVT templates under Good Manufacturing Practices (“GMP”) suitable for use as a critical starting material for clinical and commercial mRNA therapeutics, with a planned completion date in the first half of calendar year 2024. The Company also plans to offer Linea DNA materials manufactured under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product, with availability expected during the first half of calendar year 2025, dependent upon the availability of future funding. GMP is a quality standard used globally and by the U.S. Food and Drug Administration (“FDA”) to ensure pharmaceutical quality.  Drug substances are the pharmaceutically active components of drug products.

Segment Business Strategy

Our business strategy for our Therapeutic DNA Production Services is to capitalize upon the rapid growth of mRNA therapies in the near term via  our planned near term future availability of Linea DNA IVT templates manufactured under GMP, while at the same time laying the basis for additional clinical and commercial applications of Linea DNA with our future planned availability of Linea DNA manufactured under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product. Our current plan is: (i) through our Linea IVT platform and planned near term future GMP manufacturing capabilities for IVT templates to secure commercial-scale supply contracts with clinical and commercial mRNA and/or self-amplifying mRNA (“sa-RNA”) manufacturers for Linea DNA IVT templates and/or Linea RNAP as critical starting materials; (ii) to utilize our current GLP production capacity for non-IVT template applications to secure supply and/or development contracts with pre-clinical therapy developers that use DNA in their therapy manufacturing, and (iii) upon our development of our planned future Linea DNA production under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product, to convert existing and new Linea DNA customers into large-scale supply  contracts to supply Linea DNA for clinical and commercial use as, or incorporation into, a biologic, drug substance and/or drug product in a wide range of nucleic acid therapies. Until we complete our GMP facility to produce DNA critical starting materials (DNA IVT templates) for mRNA manufacturing, we will not be able to realize significant revenues from this business. We estimate the cost of creating the critical starting materials fit-for-purpose manufacturing facility will be approximately $1.5 million. We anticipate that the proceeds from the Offering should be sufficient to support the costs of this facility.  If we were to expand the facility to enable GMP production of Linea DNA for use as, or incorporation, into a biologic, drug substance and/or drug product, the cost may be up to approximately $7 million which would require additional funding. We anticipate that the fit-for-purpose manufacturing facility would be created within our existing laboratory space. We anticipate that a facility to enable GMP production of biologic, drug substances and/or drug products would require us to acquire additional space.

In addition, we plan to leverage our Therapeutic DNA Production Services and deep knowledge of PCR to develop and monetize, ourselves or with strategic partners, one or more Linea DNA-based therapeutic or prophylactic vaccines for high-value veterinary health indications (collectively “Linea DNA Vaccines”). We currently seek to commercialize our Linea DNA Vaccines in conjunction with lipid nanoparticle (“LNP”) encapsulation to facilitate intramuscular (“IM”) administration. We have recently demonstrated in vitro and in vivo (mice studies) expression of generic reporter proteins via Linea DNA encapsulated by LNPs. For the in vivo study, successful expression of the LNP-encapsulated Linea DNA was administered and achieved via IM injection. We believe that our Linea DNA Vaccines under development provide a substantial advantage over plasmid DNA-based vaccines for the veterinary health market.

MDx Testing Services

Through ADCL, we leverage our expertise in DNA detection via PCR to provide and develop clinical molecular diagnostics and genetic (collectively “MDx”) testing services. ADCL is a NYSDOH clinical laboratory improvement amendments -permitted, clinical laboratory improvement amendments-certified laboratory which is currently permitted for virology. Permitting for genetics (molecular) is currently pending with the NYSDOH. In providing MDx testing services, ADCL employs its own or third-party molecular diagnostic tests.

We have successfully validated internally our pharmacogenomics testing services (the “PGx Testing Services”). Our PGx Testing Services will utilize a 120-target PGx panel test to evaluate the unique genotype of a specific patient to help guide individual drug therapy decisions. Our PGx Testing Services are designed to interrogate DNA targets on over 33 genes and provide genotyping information relevant to certain cardiac, mental health, oncology, and pain management drug therapies. Our PGx Testing Services cannot commence until we receive approval from the NYSDOH.

On March 22, 2023, we submitted our validation package to the NYSDOH for our PGx Testing Services. On September 21, 2023, we received a first set of comments from NYSDOH requesting additional data and clarifications. A response was submitted to NYSDOH on November 17, 2023.  On December 26, 2023, we received a second set of comments from NYSDOH requesting additional data and clarifications to which a response was submitted on February 23, 2024.  Currently, timing of any approval by NYSDOH for our PGx Testing Services is unclear. Recently published studies show that population-scale PGx enabled medication management can significantly reduce overall population healthcare costs, reduce adverse drug events, and increase overall population wellbeing. These benefits can result in significant cost savings to large entities and self-insured employers, the latter accounting for approximately 65% of all U.S. employers in 2022. If and when approved by the NYSDOH, we plan to leverage our PGx Testing Services to provide PGx testing services to large entities and self-insured employers.

Historically, the majority of our revenue attributable to our MDx Testing Services has been derived from our safeCircle® COVID-19 testing solutions, for which testing demand has significantly dropped. While we continue to support several safeCircle customers, we are currently observing a marked decrease in market demand for COVID-19 testing, resulting in significantly reduced revenues. We expect future demand for COVID-19 testing to continue to be reduced and we may terminate COVID-19 testing services in the future.

DNA Tagging and Security Products and Services

By leveraging our expertise in both the manufacture and detection of DNA via PCR, our DNA Tagging and Security Products and Services allow our customers to use non-biologic DNA tags manufactured on our Linea DNA platform to mark objects in a unique manner and then identify these objects by detecting the absence or presence of the DNA tag. The Company’s core DNA Tagging and Security Products and Services, which are marketed collectively as a platform under the trademark CertainT®, include:

●	SigNature® Molecular Tags, which are short non-biologic DNA taggants produced by the Company’s Linea DNA platform, provide a methodology to authenticate goods within large and complex supply chains with a focus on cotton, nutraceuticals and other products.

●	SigNify® portable DNA readers and SigNify consumable reagent test kits provide definitive real-time authentication of the Company’s DNA tags in the field.

●	fiberTyping® and other product genotyping services use PCR-based DNA detection to determine a cotton species or cultivar, via a product’s naturally occurring DNA sequence for the purposes of product provenance authentication.

●	Isotopic analysis testing services, provided in partnership with third-party labs, use cotton’s carbon, hydrogen and oxygen elements to indicate origin of its fiber through finished goods.

To date, our largest commercial application for our DNA Tagging and Security Products and Services is in the tracking and provenance authentication of cotton.

The Uyghur Forced Labor Prevention Act (“UFLPA”) signed into law on December 23, 2021 establishes that any goods mined, produced, or manufactured wholly or in part in the Xinjiang Uyghur Autonomous Region (“XUAR”) of the People’s Republic of China are not entitled to entry to the United States. On June 17, 2022, the UFLPA additionally listed DNA tagging and isotopic analysis as evidence that importers may use to potentially prove that a good did not originate in XUAR.

Our business plan is to leverage growing consumer and governmental awareness for product traceability catalyzed by the UFLPA to expand our existing partnerships and seek new partnerships for our DNA Tagging and Security Products and Services with a focus on cotton.

Company Information

We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc. In 1998, we reincorporated in the State of Nevada, and in 2002, we changed our name to our current name, Applied DNA Sciences, Inc. On December 17, 2008, we reincorporated from the State of Nevada to the State of Delaware.

Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we have established laboratories for the manufacture and detection of nucleic acids (DNA and mRNA) to support our various business units. In addition, this location also houses our NYSDOH CLEP-permitted, Clinical Laboratory Improvement Amendments (“CLIA”)-certified clinical laboratory where we perform MDx Testing Services. The mailing address of our corporate headquarters is 50 Health Sciences Drive, Stony Brook, New York 11790, and our telephone number is (631) 240-8800.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

THE OFFERING

Common Stock offered by us	11,288,122 shares of Common Stock issuable upon exercise of the Common Warrants (subject to Shareholder Approval).

Use of proceeds	We will not receive any proceeds from the Common Stock offered by the Selling Stockholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Common Warrants. We intend to use the net proceeds from any cash exercise of the Common Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “APDN.” On March 19, 2024, the last reported sale price of our Common Stock was $0.45 per share.

Risk Factors	See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

The number of shares of our Common Stock to be outstanding after this offering is based on the 16,978,703 shares of our Common Stock outstanding as of March 7, 2024, and excludes the following:

●	2,192,019 shares of Common Stock issuable upon exercise of options outstanding as of March 7, 2024, with a weighted average exercise price of $9.23 per share;

●	18,917,340 shares of Common Stock issuable upon exercise of warrants outstanding as of March 7, 2024, with a weighted average exercise price of $1.28 per share;

●	1,340,464 shares of Common Stock reserved for future grant or issuance as of March 7, 2024, under our equity incentive plan; and

●	282,640 shares of Common Stock underlying restricted stock units as of March 7, 2024.

Unless otherwise indicated, this prospectus reflects and assumes no exercise of outstanding options and warrants. The foregoing does not reflect adjustments relating to the repricing of certain warrants. See “Warrant Repricing” beginning on page 16 of this prospectus for more information regarding these adjustments.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus, you should carefully consider the risks described below and in the section titled “Risk Factors” in our Annual Report on Form 10-K for our most recent fiscal year filed with the SEC, subsequent Quarterly Reports on Form 10-Q, any amendment or updates thereto reflected in subsequent filings with the SEC, and in other reports we file with the SEC that are incorporated by reference herein, before making an investment decision. The following risks are presented as of the date of this prospectus and we expect that these will be updated from time to time in our periodic and current reports filed with the SEC, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our securities.

The risks and uncertainties described therein and below could materially adversely affect our business, operating results and financial condition, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described below and contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Summary of Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties that you should consider before investing in our Company.

●	We have produced limited revenue. This makes it difficult to evaluate our future prospects and increase the risk that we will not be successful.

●	There is substantial doubt relating to our ability to continue as a going concern.

●	Our opportunities to work with customers to develop pharmaceuticals and biologics will require substantial additional funding. Our customers may not be successful in their efforts to create a pipeline of product candidates, to develop commercially successful products, or to develop commercially successful biologic production.

●	We may not successfully implement our business strategies, including achieving our growth objectives.

●	We may require additional financing which may in turn require the issuance of additional shares of Common Stock, preferred stock or other debt or equity securities (including convertible securities) and which would dilute the ownership held by or stockholders.

●	Our operating results have been and could be adversely affected by a reduction in business with our significant customers.

●	We may encounter difficulties in managing our growth and these difficulties could impair our profitability.

●	Our current emphasis on Therapeutic DNA Production Services may reduce our ability to maintain and expand our existing MDX Testing Services and DNA Tagging and Security Products and Services businesses.

●	If in the future our MDX Testing Services and DNA Tagging and Security Products and Services businesses do not generate significant cash flows, we may not have sufficient capital to develop, commercialize and have our customers adopt our Therapeutic DNA Production Services.

●	If we are unable to expand our DNA manufacturing capacity, we could lose revenue and our business could suffer.

●	Rapidly changing technology and extensive competition in synthetic biology could make the services or products we are developing obsolete or non-competitive unless we continue to develop new and improved services or products and pursue new market opportunities.

●	Pharmaceutical and biologic products are highly complex, and if we or our collaborators and customers are unable to provide quality and timely offerings to our respective customers, our business could suffer.

●	We will need to develop and maintain manufacturing facilities that meet GMP.

●	Pharmaceutical and biologic-related revenue will be dependent on our collaborators’ and customers’ demand for our manufacturing services.

●	Our safeCircleTM COVID-19 testing service could become obsolete or its utility could be significantly diminished, including in light of significantly decreasing demand for COVID-19 testing services.

●	We may be unable to consistently manufacture or source our products to the necessary specifications or in quantities necessary to meet demand on a timely basis and at acceptable performance and cost levels.

●	The markets for drug and biologic candidates and synthetic DNA are very competitive, and we may be unable to continue to compete effectively in these industries in the future.

●	The markets for our supply chain security and product authentication solutions are very competitive, and we may be unable to continue to compete effectively in these industries in the future.

●	We compete with life science, pharmaceutical and biotechnology companies, some of whom are our customers, who are substantially larger than we are and potentially capable of developing new approaches that could make our products and technology obsolete or develop their own internal capabilities that compete with our products.

●	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

●	Pharmaceutical and biologic-related revenue is generally dependent on regulatory approval, oversight and compliance.

●	If the FDA were to begin to enforce regulation of laboratory-developed tests, we could incur substantial costs and delays associated with trying to obtain pre-market clearance or approval and costs associated with complying with post-market requirements.

●	If we fail to comply with laboratory licensing requirements, we could lose the ability to offer our clinical testing services or experience disruptions to our business.

●	If we fail to comply with healthcare laws, we could face substantial penalties and our business, operations and financial conditions could be adversely affected.

●	If we are unable to continue to retain the services of Dr. Hayward, we may not be able to continue our operations.

●	We may have conflicts of interest with our affiliates and related parties, and in the past we have engaged in transactions and entered into agreements with affiliates that were not negotiated at arms’ length.

●	There are a large number of shares of Common Stock underlying our outstanding options and warrants and the sale of these shares may depress the market price of our Common Stock and cause immediate and substantial dilution to our existing stockholders.

●	We have received written notice from Nasdaq that we are not in compliance with Nasdaq’s minimum bid requirements and if we are unable to regain compliance with the Nasdaq continued listing standards, which may require effecting a reverse stock split of our Common Stock, we could be delisted from Nasdaq, which would negatively impact our business, our ability to raise capital, and the market price and liquidity of our Common Stock.

●	In addition to the above key factors, as well as other variables affecting our operating results and financial condition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. The following are important factors that could cause actual results or events to differ materially from those contained in any forward-looking statements made by us or on our behalf. The risks and uncertainties described below are not the only ones we face. In addition to the factors discussed elsewhere in this prospectus and our other reports and documents filed with the SEC, risks and uncertainties not presently known to us or that we may currently deem immaterial also may impair our business, financial condition, operating results and/or stock price. If any of the following risks or such other risks actually occurs, our business, financial condition, operating results and/or stock price could be harmed. In the following factors, “volatility in our share price”, “adverse impact on the price (or value) of our shares”, “decline in the price of our Common Stock” and similar terms also refer to our warrants and shares to be received upon exercise of our warrants.

Risks Relating to Our Common Stock and Other Securities:

There are a large number of shares of Common Stock underlying our outstanding options and warrants and the sale of these shares may depress the market price of our Common Stock and cause immediate and substantial dilution to our existing stockholders.

As of March 7, 2024, we had 16,978,703 shares of Common Stock issued and outstanding, outstanding options to purchase 2,192,019 shares of Common Stock, outstanding warrants to purchase 18,917,340 shares of Common Stock, 282,640 unvested restricted stock units, and 1,340,464 shares available for grant under our 2005 and 2020 Equity Incentive Plans. The issuance of shares upon exercise of our outstanding options and warrants will cause immediate and substantial dilution to our stockholders and any sale thereof may depress the market price of our Common Stock.

We may be required to repurchase certain of our warrants.

Under the Common Warrants and our warrants sold privately that have registration rights, in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our Common Stock), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

We have received written notice from Nasdaq that we are not in compliance with Nasdaq’s minimum bid price requirements and if we are unable to regain compliance with Nasdaq continued listing standards, which may require effecting a reverse stock split of our Common Stock, we could be delisted from Nasdaq, which would negatively impact our business, our ability to raise capital, and the market price and liquidity of our Common Stock.

Nasdaq’s Minimum Bid Price Requirement requires that the Company’s Common Stock maintain a closing bid price for 30 consecutive business days of $1.00 per share. On December 1, 2023, the Company received the Notice from Nasdaq notifying the Company that, because the closing bid price for its Common Stock has been below $1.00 per share for 30 consecutive business days, it no longer complies with the Minimum Bid Price Requirement for continued listing on The Nasdaq Stock Market. There is no assurance that we will be able to regain compliance with the Minimum Bid Price Requirement. The Notice had no immediate effect on the listing of the Company’s Common Stock on The Nasdaq Stock Market. The Company has been provided an initial compliance period of 180 calendar days, or until May 29, 2024, to regain compliance with the Minimum Bid Price Requirement. During the compliance period, the Company’s shares of Common Stock will continue to be listed and traded on The Nasdaq Stock Market. To regain compliance, the closing bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180-day compliance period. The Company intends to actively monitor the bid price for its Common Stock and will consider available options, including effecting a reverse stock split, to regain compliance with the Minimum Bid Price Requirement.

If our Common Stock is delisted by Nasdaq, our Common Stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets but will lack the market efficiencies associated with Nasdaq. Upon any such delisting, our Common Stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our Common Stock and could limit the ability of stockholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Common Stock, and there can be no assurance that our Common Stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our Common Stock. Delisting could also have other negative results, including the potential loss of confidence by employees and customers, the loss of institutional investor interest and fewer business development opportunities.

The exercisability of the Common Warrants is contingent upon us obtaining Shareholder Approval. If we do not obtain such Shareholder Approval, the Common Warrants may never become exercisable.

The Common Warrants are not immediately exercisable, as their exercisability is contingent upon us obtaining Shareholder Approval. The Common Warrants will become exercisable upon Shareholder Approval and will expire on the five-year anniversary of such date. “Shareholder Approval” means the first trading day after the filing of a Form 8-K disclosing the approval pursuant to the applicable rules and regulations of Nasdaq from the shareholders of the Company with respect to the issuance of all of the shares underlying the Common Warrants and the reduction in exercise price and extension of expiration dates of the warrants described in “Warrant Repricing” beginning on page 16. In the event that we cannot obtain Shareholder Approval, the Common Warrants may never become exercisable. In no event will we be required to net cash settle any Common Warrant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate herein by reference contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “can”, “may”, “could”, “should”, “assume”, “forecasts”, “believe”, “designed to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential”, “position”, “predicts”, “strategy”, “guidance”, “intend”, “budget”, “seek”, “project” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and are subject to known and unknown risks, uncertainties and other factors. Accordingly, our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors” in this prospectus, and the following factors and risks:

•	our expectations of future revenues, expenditures, capital or other funding requirements;

•	the adequacy of our cash and working capital to fund present and planned operations and growth;

•	the substantial doubt relating to our ability to continue as a going concern;

•	our need for additional financing which may in turn require the issuance of additional shares of Common Stock, preferred stock or other debt or equity securities (including convertible securities) which would dilute the ownership held by stockholders;

•	our business strategy and the timing of our expansion plans, including the development of new production facilities for our Therapeutic DNA Production Services;

•	demand for Therapeutic DNA Production Services;

•	demand for DNA Tagging Services;

•	demand for MDx Testing Services, including in light of significantly decreasing demand for COVID testing services;

•	our expectations concerning existing or potential development and license agreements for third-party collaborations or joint ventures;

•	regulatory approval and compliance for our Therapeutic DNA Production Services, upon which our business strategy is substantially dependent;

•	whether we are able to achieve the benefits expected from the acquisition of Spindle;

•	the effect of governmental regulations generally;

•	our expectations of when regulatory submissions may be filed or when regulatory approvals may be received;

•	our expectations concerning product candidates for our technologies;

•	our expectations of when or if we will become profitable; and

•	our current non-compliance with Nasdaq's minimum bid price requirements, which in the absence of a reverse split, may lead to delisting, potentially negatively impacting our business, our ability to raise capital, and the market price and liquidity of our Common Stock.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or implied in our forward-looking statements. Among the factors that could affect future results are:

•	the inherent uncertainties of product development based on our new and as yet not fully proven technologies;

•	the risks and uncertainties regarding the actual effect on humans of seemingly safe and efficacious formulations and treatments when tested clinically;

•	formulations and treatments that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with clinical trials of product candidates, including product candidates that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with the process of obtaining regulatory clearance or approval to market product candidates, including product candidates that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with commercialization of products that have received regulatory clearance or approval, including products that utilize our Therapeutic DNA Production Services;

•	economic and industry conditions generally and in our specific markets;

•	the volatility of, and decline in, our stock price; and

•	our ability to obtain the necessary financing to fund our operations and effect our strategic development plan.

All forward-looking statements and risk factors included in this prospectus are made as of the date hereof, and all forward-looking statements and risk factors included in documents incorporated herein by reference are made as of their original date, in each case based on information available to us as of the date hereof, or in the case of documents incorporated by reference, the original date of any such document, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make updates with respect to other forward-looking statements or that we will make any further updates to those forward-looking statements at any future time.

Forward-looking statements may include our plans and objectives for future operations, including plans and objectives relating to our products and our future economic performance, projections, business strategy and timing and likelihood of success. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, demand for our products and services, and the time and money required to successfully complete development and commercialization of our technologies, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Any of the assumptions underlying the forward-looking statements contained in this prospectus could prove inaccurate and, therefore, we cannot assure you that any of the results or events contemplated in any of such forward-looking statements will be realized. Based on the significant uncertainties inherent in these forward-looking statements, the inclusion of any such statement should not be regarded as a representation or as a guarantee by us that our objectives or plans will be achieved, and we caution you against relying on any of the forward looking-statements contained herein.

MARKET, INDUSTRY AND OTHER DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus and the documents incorporated by reference into this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, we will receive proceeds from the exercise of the Common Warrants by the Selling Stockholders to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Common Warrants, assuming all the Common Warrants are exercised at their exercise price of $0.609, will be $6,874,466. We do not know, however, whether any of the Common Warrants will be exercised or, if any of the Common Warrants are exercised, when they will be exercised. It is possible that the Common Warrants will expire and never be exercised. There are circumstances under which the Common Warrants may be exercised on a cashless basis. In these circumstances, even if the Common Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We intend to use the aggregate net proceeds from the exercise of the Common Warrants for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these Common Warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Stockholders will pay any expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of its shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “APDN.” A description of our Common Stock is set forth under the heading “Description of Capital Stock” beginning on page 20 of this prospectus.

The last reported sale price for our Common Stock on March 19, 2024 was $0.45 per share.

Holders

As of March 7, 2024, we had 131 record holders of our Common Stock and no preferred stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Ave, Brooklyn, NY 11219.

Dividend Policy

The Company has never previously declared or paid any cash dividends on its Common Stock. We currently intend to retain earnings and profits, if any, to support our business strategy and do not intend to pay any cash dividends within the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend upon the financial condition of the Company, its operating results, capital requirements, general business conditions and any other factors that our board of directors deems relevant.

PRIVATE PLACEMENT OF COMMON WARRANTS

Concurrently with the sale of shares of Common Stock and Pre-Funded Warrants, we also issued and sold to the Selling Stockholders the Common Warrants to purchase an aggregate of up to 11,288,122 shares of our Common Stock. Each Warrant will have an exercise price of $0.609 per share of common stock and will become exercisable upon Shareholder Approval. The Common Warrants will expire on the five-year anniversary of Shareholder Approval. The Common Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Common Stock underlying the Common Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the common stock underlying the Common Warrants, then the Common Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Common Warrants.

Subject to limited exceptions, a holder of Common Warrants will not have the right to exercise any portion of its Common Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the purchaser prior to issuance of the Common Warrants, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to the Company.

Pursuant to the securities purchase agreements entered into in connection with the Offering, within 45 calendar days from the date of the securities purchase agreements, we agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Selling Stockholders of the shares of Common Stock issuable upon exercise of the Common Warrants. We agreed to use commercially reasonable efforts to cause such registration statement to become effective within 90 days following the closing date of the securities purchase agreements and to keep such registration statement effective at all times until no Selling Stockholder owns any Common Warrants or shares of common stock issuable upon exercise thereof.

In the event of any fundamental transaction, as described in the Common Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the shares of common stock, subject to certain exceptions, then upon any subsequent exercise of a Common Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require the Company or a successor entity to purchase the Common Warrants for cash in the amount of the Black Scholes Value (as defined in the Common Warrants) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction which is not in the Company’s control or in which the consideration payable consists of equity securities of a successor entity that is quoted or listed on a nationally recognized securities exchange, the holders of the Common Warrants will only be entitled to receive from the Company or its successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrants that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

WARRANT REPRICING

On January 31, 2024, in connection with the Offering and the Purchase Agreements, the Company agreed to reduce the exercise price of warrants to purchase up to an aggregate of 3,055,139 shares of Common Stock previously issued to the Purchasers with exercise prices ranging from $1.29 to $4.00 per warrant to $0.609 per warrant. The Company also agreed to extend the expiration dates for such warrants to August 2028. In addition, 58,074 outstanding warrants held by other investors who did not participate in the Offering will have their exercise price reduced to $0.609 per warrant share and will have their warrant expiration dates extended to August 2028. The foregoing reductions of the exercise prices and extension of expiration dates of such warrants is subject to Shareholder Approval.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon exercise of the Common Warrants. For additional information regarding the issuances of the Common Warrants, see “Private Placement of Common Warrants” above. We are registering the shares of Common Stock underlying the Common Warrants in order to permit the Selling Stockholders to offer the shares for resale from time to time. In addition to the ownership of the shares of Common Stock and the Common Warrants, the Selling Stockholders have had material relationships with us within the past three years.

On February 21, 2022, we entered into a securities purchase agreement with Armistice Capital Master Fund Ltd. (“Armistice”). Pursuant to the securities purchase agreement, we agreed to sell in a registered direct offering 1,496,400 shares of Common Stock and/or Pre-Funded Warrants to purchase shares of Common Stock. Each share of Common Stock was sold at an offering price of $2.80 and each Pre-Funded Warrant was sold at an offering price of $2.7999 (equal to the purchase price per share minus the exercise price of the Pre-Funded Warrant). Pursuant to the securities purchase agreement, in a concurrent private placement, the Company also agreed to issue to Armistice unregistered warrants to purchase up to 1,496,400 shares of Common Stock. Each warrant has an exercise price of $2.84 per share, is exercisable six months from the date of issuance and will expire five years from the initial exercise date.

On each of December 9 and 10, 2020, Dillon Hill Capital, LLC and Dillon Hill Investment Company, LLC, exercised 100,000 of certain common warrants received in an underwritten public offering that closed on November 15, 2019 (the “2019 Warrants”), for an aggregate exercise of 200,000 of their 2019 Warrants, resulting in total net proceeds to the Company of approximately $1.1 million. As a result of these exercises, the Company issued to the Dillon Hill Capital, LLC and Dillon Hill Investment Company, LLC, an aggregate of 100,000 additional replacement warrants, which are substantially similar to the 2019 Warrants except that 50,000 of the newly issued replacement warrants have an exercise price of $6.57 and 50,000 of such replacement warrants have an exercise price of $6.46.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholders, based on its ownership of the shares of Common Stock, Common Warrants, and other warrants, as of March 7, 2024, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. The third and fourth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus. The third column lists the shares of Common Stock underlying the Common Warrants offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Purchase Agreements with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Common Warrants.

Under the terms of the Common Warrants, a Selling Stockholder may not exercise the warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Common Warrants which have not been exercised. The number of shares in the table below does not reflect this limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Shares Owned prior to Offering		Shares Offered by this Prospectus		Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Armistice Capital, LLC (2)	14,584,466	(3)	8,210,066	(4)	6,374,400	21.25%
Dillon Hill Capital, LLC (5)	2,218,084	(6)	1,278,056	(7)	940,028	5.07%
Dillon Hill Investment Company, LLC (8)	3,035,509	(9)	1,800,000	(10)	1,235,509	6.46%

(1)	Percentages are based on 16,978,703 shares of Common Stock outstanding as of March 7, 2024.

(2)	The securities are directly held as of March 7, 2024, by Armistice Capital Master Fund Ltd. (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The beneficial ownership of the Master Fund reported in this table does not reflect this limitation The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Consists of (i) 1,561,995 shares of Common Stock, (ii) Common Warrants to purchase up to 8,210,066 shares of Common Stock, (iii) warrants to purchase up to 2,396,400 shares of Common Stock, and (iv) Pre-Funded Warrants to purchase up to 2,416,005 shares of Common Stock.

(4)	Represents Common Stock underlying Common Warrants to purchase up to 8,210,066 shares of Common Stock.

(5)	Based on a Schedule 13G filed by Bruce Grossman on February 12, 2024, the securities directly held by Dillon Hill Capital, LLC, a New York limited liability company, and may be deemed to be indirectly beneficially owned by Bruce Grossman, as the sole member of Dillon Hill Capital, LLC. Dillon Hill Capital, LLC and Bruce Grossman disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of Dillon Hill Capital, LLC is c/o Bruce Grossman, 200 Business Park Drive, Suite 306, Armonk, NY 10504. Under the terms of the Common Warrants, a Selling Stockholder may not exercise the Common Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Common Warrants which have not been exercised. The beneficial ownership of Dillon Hill Capital, LLC reported in this table does not reflect this limitation.

(6)	Consists of (i) 639,028 shares of Common Stock, (ii) Common Warrants to purchase up to 1,278,056 shares of Common Stock, and (iii) warrants to purchase up to 301,000 shares of Common Stock.

(7)	Represents Common Stock underlying Common Warrants to purchase up to 1,278,056 shares of Common Stock.

(8)	Based on a Schedule 13G filed by Bruce Grossman on February 12, 2024, the securities are directly held by Dillon Hill Investment Company, LLC, a New York limited liability company, and may be deemed to be indirectly beneficially owned by Bruce Grossman, who exercises control over the investment decisions of Dillon Hill Investment Company LLC. Dillon Hill Investment Company LLC and Bruce Grossman disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of Dillon Hill Investment Company LLC is c/o Bruce Grossman, 200 Business Park Drive, Suite 306, Armonk, NY 10504. Under the terms of the Common Warrants, a Selling Stockholder may not exercise the Common Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Common Warrants which have not been exercised. The beneficial ownership of Dillon Hill Investment Company LLC reported in this table does not reflect this limitation.

(9)	Consists of (i) 877,770 shares of Common Stock, (ii) Common Warrants to purchase up to 1,800,000 shares of Common Stock, and (iii) warrants to purchase up to 357,739 shares of Common Stock.

(10)	Represents Common Stock underlying Common Warrants to purchase up to 1,800,000 shares of Common Stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Our Common Stock is listed the Nasdaq Capital Market under the symbol “APDN.”

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following description of our Common Stock and Common Warrants summarizes the material terms and provisions of the securities that we may issue in connection with this offering. It may not contain all the information that is important to you. For the complete terms of our Common Stock, please refer to our Certificate of Incorporation and our by-laws (“By-Laws”), which are filed as exhibits to the registration statement which includes this prospectus. See “Where You Can Find More Information.” The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws, each as in effect at the time of any offering of securities under this prospectus.

As of March 7, 2024, our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.001 per share, of which 16,978,703 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding. In addition, as of March 7, 2024, there were 2,192,019 shares of Common Stock issuable upon exercise of options outstanding, 18,917,340 shares of Common Stock issuable upon exercise of warrants outstanding, 1,340,464 shares of Common Stock reserved for future grant or issuance, and 282,640 shares of Common Stock underlying restricted stock units. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

Each stockholder of our Common Stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our shares of Common Stock have no preemptive, conversion, or redemption rights. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Upon the sale of substantially all of our stock or assets or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of Common Stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders. All of our issued and outstanding shares of Common Stock are fully paid and non-assessable. The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Our Common Stock is listed the Nasdaq Capital Market under the symbol “APDN.” The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Ave, Brooklyn, NY 11219.

Common Warrants

Duration and Exercise Price

Each Common Warrant will have an exercise price of $0.609 per share of Common Stock and will become exercisable upon Shareholder Approval. The Common Warrants will expire on the five-year anniversary of Shareholder Approval.

Exercisability

The Common Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Common Stock underlying the Common Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Common Stock purchased upon such exercise. Subject to limited exceptions, a holder of Common Warrants will not have the right to exercise any portion of its Common Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the purchaser prior to issuance of the Common Warrants, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to the Company.

Cashless Exercise

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Common Stock underlying the Common Warrants, then the Common Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Common Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Common Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the shares of Common Stock, subject to certain exceptions, then upon any subsequent exercise of a Common Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require the Company or a successor entity to purchase the Common Warrants for cash in the amount of the Black Scholes Value (as defined in the Common Warrants) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction which is not in the Company’s control or in which the consideration payable consists of equity securities of a successor entity that is quoted or listed on a nationally recognized securities exchange, the holders of the Common Warrants will only be entitled to receive from the Company or its successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrants that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

In accordance with its terms and subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Common Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrant will be limited.

Rights as a Shareholder

Except as otherwise provided in the Common Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Common Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Common Warrant holders exercise their warrants.

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-Laws

Our Certificate of Incorporation contains provisions that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Anti-Takeover Effects of Delaware Law

Companies incorporated in Delaware are subject to the provisions of Section 203 of the DGCL, or Section 203, unless the corporation has “opted out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have opted out of Section 203 with an express provision in our Certificate of Incorporation. Therefore, the anti-takeover effects of Section 203 do not apply to us.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Election and Removal of Directors

Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholders meeting and entitled to vote on the election of directors. Our Certificate of Incorporation does not provide for a classified board of directors or for cumulative voting in the election of directors. Under Article VIII of the Certificate of Incorporation and Section 3.13 of the By-Laws, directors may be removed by the stockholders of the Company only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors. On December 21, 2015, the Court of Chancery of the State of Delaware invalidated as a matter of law certain provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc. (“VAALCO”), a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. In In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL (Del. Ch. Dec. 21, 2015), the Court ruled from the bench to hold that, in the absence of a classified board of directors or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the DGCL and are therefore invalid. Because the Company’s Certificate of Incorporation and By-Laws contain similar “only for-cause” director removal provisions and the Company does not have a classified board of directors or cumulative voting, the Company will not attempt to enforce the foregoing “only for-cause” director removal provision in light of the recent VAALCO decision.

Size of Board and Vacancies

The authorized number of directors may be determined by the board of directors, provided the board shall consist of at least one (1) member. No decrease in the number of directors constituting the board shall shorten the term of any incumbent director.

Vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the board of directors, although less than a quorum, or by a sole remaining director, at any meeting of the board of directors.

Amendment

The Certificate of Incorporation may be amended in the manner prescribed by the DGCL. The board of directors is authorized to adopt, amend, alter or repeal the By-Laws by the affirmative vote of at least a majority of the board of directors then in office. No amendment to the Certificate of Incorporation or the By-Laws may adversely affect any indemnification right or protection of any director, officer, employee or other agent existing at the time of such amendment, repeal or adoption of an inconsistent provision for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Authorized but Unissued Shares of Common Stock and of Preferred Stock

We believe that the availability of the “Blank Check” preferred stock under our Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our company.

Advance Notice Procedure

Our By-Laws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, our board of directors or by a stockholder of record who has given proper and timely notice to our secretary prior to the meeting at which such stockholder is entitled to vote and appears, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action pursuant to a proper notice of meeting delivered to us. For notice to be timely, it must generally be delivered to our secretary not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after the anniversary date of the previous year’s annual meeting, not earlier than the 120th calendar day prior to such meeting and not later than either the 90th calendar day prior to such meeting or the 10th calendar day after public disclosure of the date of such meeting is first made by us). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Special Meetings of Stockholders

Our By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the board.

LEGAL MATTERS

The validity of the issuance of our securities offered in this prospectus will be passed upon for us by McDermott Will & Emery LLP, New York, New York.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements at September 30, 2023 and 2022. We have incorporated by reference into this prospectus and in the registration statement our financial statements in reliance on Marcum LLP’s report, which includes an explanatory paragraph as to the Company’s ability to continue as a going conern, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the SEC. These periodic reports and other information are available at the SEC’s website, www.sec.gov. We also maintain a website at http://www.adnas.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MATERIAL CHANGES

None.

Incorporation of Certain Information by Reference.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on and after the date of the initial filing of the registration statement of which this prospectus is a part prior to the effectiveness of the registration statement, (2) prior to the effectiveness of the registration statement of which this prospectus is a part, and (3) after the date of effectiveness of this prospectus until the offering of the underlying securities is terminated; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year September 30, 2023 filed with the SEC on December 7, 2023, as amended on January 26, 2024.

•	Our Quarterly Report on Form 10-Q for the three month period ended December 31, 2023 filed with the SEC on February 8, 2024.

•	Our Current Reports on Form 8-K filed with the SEC on November 7, 2023, December 6, 2023, January 5, 2024, January 31, 2024, and February 1, 2024.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2024.

•	The description of our capital stock contained in our registration statement on Form 8-A (File No. 001-36745) filed with the Commission on November 13, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Investor Relations, telephone: 631-240-8800. You may also access these documents on our website at www.adnas.com.

Information on our website, including subsections, pages, or other subdivisions of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Up to 11,288,122 shares of Common Stock underlying the Common Warrants

Applied DNA Sciences, Inc.

PROSPECTUS

March 20, 2024